Exhibit 5.1

RedCloud Holdings Plc 50 Liverpool Street London United Kingdom EC2M 7PY

Winston Taylor International LLP

Companies House registration number: FC043202

5 New Street Square

London

EC4A 3TW

Tel: +44 (0)20 7300 7000

Fax: +44 (0)20 7300 7100

DX 41 London

www.winstontaylor.com

Direct Tel +44 (0)20 7300 4245

jack.turner@winston-taylor.com

Date	Our reference
June 16, 2026	UTHP/RED92.U7

Dear Sirs/Madams

RedCloud Holdings Plc

With effect from 05:01am BST on 1 June 2026, Taylor Wessing LLP merged with Winston & Strawn LLP to form Winston Taylor International LLP (the “Merger”) and that, as part of the Merger, the business of Taylor Wessing LLP, including all of its assets and liabilities, transferred to Winston Taylor International LLP. References to “we” in this opinion letter are references to Winston Taylor International LLP.

We have acted as English legal advisers to RedCloud Holdings Plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the proposed offering of ordinary shares of £0.002 each in the capital of the Company (“Ordinary Shares”) or rights to subscribe for or convert any security into Ordinary Shares (which may include purchase contracts, warrants to purchase securities, subscription rights to purchase any of the foregoing securities, secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities, or units comprised of, or other combinations of, the foregoing securities) (together the “Securities”, and each a “Security”) up to an aggregate value of $100,000,000 (the “Offering”).

The Offering is being effected pursuant to the registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus contained therein (the “Prospectus”).

This opinion letter is furnished to you at your request to enable you to fulfil the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of:

(i)	the form of the Registration Statement, to which this opinion letter is attached as an exhibit;

(ii)	the Prospectus;

(iii)	the articles of association of the Company, as currently in effect (the “Articles”); and

(iv)	such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth,

(together, the “Documents”).

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Based upon and subject to the foregoing, we are of the opinion that:

(i)	with respect to Ordinary Shares to be offered directly as part of the Offering, when (a) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and terms of the offering thereof and related matters, including without limitation the due reservation of any Ordinary Shares for issuance and the obtaining of any requisite shareholder authorities under the Companies Act 2006 (the “Act”), (b) the Ordinary Shares have been duly entered in the register of members of the Company, and (c) the Ordinary Shares have been issued and delivered, in each case in accordance with the Articles and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (which consideration per Ordinary Share shall not be less than the nominal value thereof), such Ordinary Shares will be validly issued, fully paid and non-assessable (there being no recognised concept of assessability under the laws of England and Wales); and

(ii)	with respect to Ordinary Shares issuable upon conversion, exchange or exercise of the Securities registered pursuant to the Registration Statement, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Securities and the Ordinary Shares issuable thereunder, including without limitation the due reservation of any Ordinary Shares for issuance and the obtaining of any requisite shareholder authorities under the Act, (b) such Securities have been duly executed, issued and delivered in accordance with the applicable agreement or instrument approved by the Board, (c) the Ordinary Shares have been duly entered in the register of members of the Company upon conversion, exchange or exercise of such Securities in accordance with their terms, and (d) the consideration per Ordinary Share received or to be received by the Company (including any consideration received for the Securities and any additional consideration to be received upon conversion, exchange or exercise) is not less than the nominal value of such Ordinary Share, such Ordinary Shares will be validly issued, fully paid and non-assessable (there being no concept of assessability under the laws of England and Wales).

This opinion is subject to the assumptions, qualifications, limitations and exceptions set forth herein:

(i)	all signatures, stamps, and seals on all documents that we reviewed are genuine;

(ii)	all original documents are complete, authentic, and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

(iii)	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

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(iv)	the capacity, power, and authority to execute, deliver and perform the Documents by or on behalf of each of the parties to such documents;

(v)	none of the documents examined by us has been or will be amended or modified in any way, and there are no other arrangements or course of dealings which modify, supersede or otherwise affect any of the terms thereof, and no unknown facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the conclusions in this opinion;

(vi)	the Articles remain in full force and effect, and no alteration has been made or will be made to such Articles, in each case prior to each date of allotment and issue of the Ordinary Shares (each an “Allotment Date”);

(vii)	as at each Allotment Date, the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt;

(viii)	all official public records are accurate, complete and properly indexed and filed and all statutes, judicial and administrative decisions and agency regulations are available in a format that makes legal research reasonably feasible;

(ix)	there has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to each of the signed documents examined by us; and

(x)	there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress, or undue influence on the part of any of the Directors in relation to any allotment and issue of Ordinary Shares;

(xi)	as at each Allotment Date, the Directors will have all requisite authority to allot Ordinary Shares and, to the extent required, statutory pre-emption rights under the Act will have been disapplied by special resolution of the shareholders of the Company, in each case sufficient to permit the allotment and issue of the relevant Ordinary Shares; and

(xii)	the consideration to be received by the Company for each Ordinary Share to be issued (whether directly or upon conversion, exchange or exercise of any Security) will not be less than the nominal value of such Ordinary Share.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the laws of England and Wales and we assume that no foreign law affects these opinions. This legal opinion is to be governed by and construed in accordance with the laws of England and Wales and is limited to and is given on the basis of the laws of England and Wales in force on the date of this legal opinion and is based on legislation published, and cases fully reported, before that date. We express no opinion as to the validity, binding effect or enforceability of any Security or any agreement or instrument relating thereto, such matters being governed by laws other than the laws of England and Wales.

We express no opinion as to any agreement, instrument, or other document other than as specified in this letter.

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The opinion given in this letter is strictly limited to the matters stated herein and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after the effective date of the Registration Statement, or to inform the addressee of any change in circumstances happening after the effective date of the Registration Statement which would alter the opinion given in this letter.

This letter is given by Winston Taylor International LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

Our liability to you in contract and in tort, including negligence, arising in relation to this legal opinion and any other legal opinion delivered by us to you on or around the date of this legal opinion is limited to £7 million. This limitation of liability shall not apply to any liability which cannot be lawfully excluded or limited or liability arising as a result of fraud on our part.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events, or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect, or modify the opinions expressed herein.

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Yours faithfully

/s/ Winston Taylor International LLP

Winston Taylor International LLP